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                                                                       Exhibit 5



                                                  December 28, 2000



The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

                    Re: The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company, As Amended
                         ------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to The Timken Company, an Ohio corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, an additional 350,000 common shares, without par value, of the Company (the "Common Shares") to be issued and sold under The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company, as amended (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Common Shares that may be issued and sold by the Company to the Trustee (as defined in the Plan) pursuant to the Plan have been duly authorized and will be, when issued and sold in accordance with the Plan, validly issued, fully paid and nonassessable, to the extent that such Common Shares have not previously been purchased in the open market or transferred from the Company's treasury pursuant to the Plan.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,



                                              /s/ JONES, DAY, REAVIS & POGUE